UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/28/2013

Stereotaxis, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50884

Delaware	94-3120386
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, MO 63108
(Address of principal executive offices, including zip code)

314-678-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

On March 5, 2012, Stereotaxis, Inc. issued a press release (the "Press Release") setting forth its financial results for the fourth quarter of fiscal year 2012 and the year ended December 31, 2012. A copy of the Press Release is being filed as Exhibit 99.1 hereto, and the statements contained therein are incorporated by reference herein.

In accordance with General Instruction B.2. of Form 8-K, the information contained in Item 2.02 and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)        On February 28, 2013, Michael Kaminski, President and Chief Executive Officer of Stereotaxis, Inc. (the "Company"), notified the Company of his decision to resign from the Company effective April 12, 2013. Mr. Kaminski will also resign from the Company's Board of Directors as of April 12, 2013.

(c)    The Chairman of our Board of Directors, Mr. William C. Mills III, will serve as the Company's interim Chief Executive Officer, and he will also be assuming the duties of principal executive officer of the Company, effective April 13, 2013. Mr. Mills will continue to serve as the Chairman of the Company's Board while he serves as the Company's interim CEO.

Mr. Mills, 57, has served as an independent director of the Company since June 2000, and has served as Chairman of the Board since May 2012. Prior to his appointment as the Company's interim CEO, he served as Chairman of the Company's Nominating and Corporate Governance and Strategy and Technology Committees, and a member of the Company's Audit Committee. Concurrent with his appointment as interim CEO, Mr. Mills will resign his membership on the Company's Nominating and Corporate Governance and Audit Committees, and expects to retain his membership on our Strategy and Technology Committee.

As previously reported in the Company's definitive proxy statement on Schedule 14A filed July 20, 2012 (the "Proxy Statement"), Mr. Mills has been an independent venture capitalist with over 32 years of experience in venture capital. He currently serves as Chairman of the Board of Managers of Ascension Health Ventures III, L.P., a strategic healthcare venture fund focused on the medical device, technology and service sectors, and he is a member of the board of directors of Interleukin Genetics, Inc., a publicly traded company that develops and markets genetic tests. From 2004 until 2009, Mr. Mills was a managing member of a management company conceived by EGS Healthcare Capital Partners to manage EGS Private Healthcare Partnership III. Earlier, Mr. Mills was a Partner in the Boston office of Advent International, a private equity and venture capital firm, for five years. At Advent, he was co-responsible for healthcare venture capital investments and focused on investments in the medical technology and biopharmaceutical sectors. Before joining Advent, Mr. Mills spent more than 11 years with the Venture Capital Fund of New England where he was a General Partner. Prior to that, he spent seven years at PaineWebber Ventures/Ampersand Ventures as Managing General Partner.

Mr. Mills will continue to receive compensation as a member of the Board of Directors as set forth in the Proxy Statement.

There is no arrangement between Mr. Mills and any other persons pursuant to which he was selected as principal executive officer of the Company. Mr. Mills does not have any relationship or related person transaction with the Company that would require disclosure pursuant to Item 401(d) of SEC regulation S-K.

The Company is not aware of any transactions or proposed transactions in which the Company was or is to be a participant since January 1, 2010, in which the amount involved exceeds $120,000, and in which Mr. Mills had, or will have, a direct or indirect material interest.

(e)         In connection with Mr. Kaminski's resignation, the Company and Mr. Kaminski agreed that he would continue to perform certain consulting and advisory services for the Company for an 18-month period from April 13, 2013 through October 13, 2014. All shares of Mr. Kaminski's restricted stock, stock options, stock appreciation rights or other equity awards which have not vested on the date of his resignation will continue to vest through October 13, 2014, and all vested unexercised stock options will remain exercisable until the earlier of their original expiration date or October 13, 2014. In the event of a change of control of the Company as defined in his existing award agreements, all of Mr. Kaminski's unvested equity awards will be accelerated and become fully vested upon such change of control. In addition, Mr. Kaminski will remain eligible to receive a bonus for the first quarter of 2013 under the Company's Management Bonus Plan for senior executives, to the extent performance criteria for such quarter are met under such plan. He will not be eligible to receive a bonus in respect of any period under the Management Bonus Plan after the first quarter of 2013. Mr. Kaminski will continue to be insured under the Company's director and officer insurance policy during the 18-month period. Mr. Kaminski's obligations with respect to the Company's confidential information, non-competition, non-solicitation, and non-disparagement set forth in his current employment agreement will remain in place for two years following the effective date of his resignation from the Company, as provided for in his employment agreement.

A copy of the March 5, 2013 press release announcing Mr. Kaminski's resignation and Mr. Mills' appointment is attached hereto as Exhibit 99.2.

Item 9.01.    Financial Statements and Exhibits

Exhibits.

99.1 Stereotaxis, Inc. Press Release dated March 5, 2013 (Earnings)

99.2 Stereotaxis, Inc. Press Release dated March 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stereotaxis, Inc.

Date: March 05, 2013	By:	/s/ Karen Witte Duros
Karen Witte Duros
Sr. Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Stereotaxis, Inc. Press Release dated March 5, 2013 (Earnings)
EX-99.2	Stereotaxis, Inc. Press Release dated March 5, 2013